Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aetna Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-155961) on Form S-3 and the registration statements (No. 333-52124, 52122, 521120, 73052, 87722, 87726, 124619, 124620, 136176, 136177) on Form S-8 of Aetna Inc. of our reports dated February 27, 2009 with respect to the consolidated balance sheets of Aetna Inc. and subsidiaries (the "Company") as of December 31, 2008 and 2007 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Aetna Inc.

/s/ KPMG LLP

Hartford, Connecticut
February 27, 2009